Exhibit 99.1

Worksport Expands Factory Production with Additional Assembly Line Producing Innovative Light Truck (Tonneau) Covers

Additional Production Line Needed to Meet Demand. Additional Factory Growth Planned in Short-Term.

West Seneca, New York, Dec. 7, 2023 - Worksport Ltd. (Nasdaq: WKSP; WKSPW) (“Worksport” or the “Company”) is announcing the completion of its second assembly line for its innovative hard-folding covers. The company believes it is in a significant advancement for sustainable automotive innovation, marking a pivotal moment in the Company’s expansion strategy. This development follows the Company’s impressive 2,399% year-over-year revenue growth in Q3 2023 vs 2022 due the recent new US National After Market customer, a testament to its production capabilities and market demand.

Rapid Growth and Scaling Production

In August 2023, Worksport began production, setting the stage for this momentous achievement. The completion of the second assembly line is a strategic step in fulfilling the substantial $16 million annual sales agreement recently announced. The increased production capacity is a direct response to the growing demand for Worksport’s innovative products, including its hard and soft folding tonneau covers, the much-anticipated SOLIS solar cover, and the forthcoming COR portable energy storage system.

Steven Rossi, CEO of Worksport, expressed his pride in this progress, stating, “The completion of our second assembly line not only signifies our commitment to growth and innovation, but also our dedication to meeting our customers’ needs and sales objectives. We are excited to see the impact this will have on our production capabilities and overall growth trajectory.”

Staff Expansion and State-of-the-Art Automation

To support this expansion, Worksport is actively increasing its staff, with the expectation of having both assembly lines fully operational by the end of this month. The Company is also exploring advanced automation options to enhance its state-of-the-art production lines, ensuring efficiency and quality in its manufacturing processes.

Future Developments and Product Innovation

Worksport recently initiated the test phase for its COR portable energy storage system, anticipating updates on an Alpha release soon. This innovative system, along with the SOLIS solar cover, is designed to provide solar power to pickup trucks. The COR system also offers the versatility of being used independently for off-grid power, catering to a broader consumer base beyond pickup truck owners.

Looking Ahead

Worksport is committed to keeping its stakeholders informed of the factory’s development and future advancements. The Company’s vision, combined with its recent achievements, positions Worksport for growth in the automotive accessory industry, especially in the realm of sustainable and renewable energy solutions.

For further information, please visit Worksport’s official website for investors at investors.worksport.com.

About Worksport

Worksport Ltd. (Nasdaq: WKSP; WKSPW), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, and NP (Non-Parasitic), Hydrogen-based true green energy solutions for the sustainable, clean energy, and automotive industries. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and NP (Non-Parasitic), Hydrogen-based technology. Terravis Energy’s website is terravisenergy.com. For more information, please visit investors.worksport.com.

Connect with Worksport

Please follow the Company’s social media accounts on X (previously Twitter), Facebook, LinkedIn, YouTube, and Instagram (collectively, the “Accounts”), the links of which are links to external third party websites, as well as sign up for the Company’s newsletters at investors.worksport.com. The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third party websites other than content published by the Company.

Worksport strives to provide frequent updates of its operations to its community of investors, clients, and customers to maintain the highest level of visibility.

LinkedIn

Facebook

X (previously Twitter)

Instagram

YouTube

Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (“SEC”) filings, and public conference calls and webcasts. The Company also uses the Accounts to announce Company news and other information. The information shared on the Accounts could be deemed to be material information. As a result, the Company encourages investors, the media, and others to review the information the Company publishes on the Accounts.

In order to comply with Regulation FD, the Company does not selectively disclose material non-public information on any Account. If there is any significant financial information, it is the policy of the Company to release it broadly to the public through a press release or SEC filing prior to publishing it on one of the Accounts.

For additional information, please contact:

Steven Obadiah

Investor Relations

Worksport Ltd.

T: 1 (888) 554 8789 E: investors@worksport.com W: www.worksport.com

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “project,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.